UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 8, 2013

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 801,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.
On August 8, 2013, the Company issued a press release describing the Company's consolidated financial results for the quarter ended June 30, 2013, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.46 per diluted share for the quarter ended June 30, 2013 as compared to $0.47 per diluted share for the quarter ended June 30, 2012. At OG&E, the increase was primarily due to revenues associated with transmission projects and new customer growth, partially offset by milder weather. Net income at the utility was $79 million, compared to $73 million in the year-ago quarter. For Natural Gas Midstream Operations, results were consistent with management's expectations as volumes continued to grow in the Granite Wash and SE Cana regions offset by a January 1, 2013 contract conversion from a keep-whole processing arrangement to a longer term fixed-fee processing arrangement. In addition, lower natural gas liquids prices and transportation revenues impacted financial results. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated August 8, 2013, announcing OGE Energy Corp. reports second quarter results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

August 8, 2013